EXHIBIT 99.1

ZW Data Action Technologies Reports Full Year 2020 Financial Results

BEIJING, China, April 13, 2021 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated Internet advertising, precision marketing, data analytics and other value-added blockchain services provider serving enterprise clients, today announced its audited financial results for the year ended December 31, 2020.

Full Year 2020 Financial Highlights

	For the Year Ended December 31,
($ millions, except per share data)	2020	2019	% Change
Revenues	$38.41	$58.08	-33.9%
Gross profit	$0.63	$5.50	-88.5%
Gross margin	1.6%	9.5%	-7.8 pp*
Loss from operations	($5.70)	($1.69)	237.7%
Operating loss margin	-14.8%	-2.9%	-11.9 pp*
Net loss attributable to CNET	($5.22)	($1.26)	313.6%
Loss per share	($0.24)	($0.07)	242.9%
*pp: percent points
  Revenues decreased by 33.9% to $38.41 million for the year ended December 31, 2020, primarily due to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first fiscal quarter of 2020, which resulted in complete shutdown of our business operations after the Chinese New Year in early February until mid-April; slow resuming of business activities afterwards due to travel restrictions and quarantine measures adopted by the local governments where we have operations; and decrease in advertising investment budgets of our small and medium-sized enterprises (SMEs) clients due to uncertainties associated with the future developments of the pandemic.

  Gross profit was $0.63 million with a gross margin of 1.6% for the year ended December 31, 2020.

  Loss from operations was $5.70 million for the year ended December 31, 2020, compared to $1.69 million for the prior year, primarily attributable to the decrease in gross profit, which was partially offset by the decrease in operating expenses.

  Net loss attributable to CNET was $5.22 million, or loss per share of $0.24, for the year ended December 31, 2020, compared to $1.26 million, or loss per share of $0.07, for the prior year.

“Despite the negative impact on our business brought by the COVID-19 breakout in the first fiscal quarter of 2020 and the subsequent slow recovery of the business environment. We managed to improve the gross margin of our Internet advertising and data service sector significantly from 7% last of the prior year to 21% of FY2020, with the enhancement of data analysis capabilities and optimization of cost control mechanism. We also glad to see our first live streaming platform launched officially in December and many significant progresses on our blockchain related developments. Going forward, we expect to leverage the improved COVID-19 situation in China and continue to explore viable strategic alternatives to strengthen our business,” said Mr. Handong Cheng, Chairman and Chief Executive Officer of ZW Data Action Technologies.

Recent Developments

In December 2020, we announced the official opening of our first live streaming platform in Guangzhou, China, and the completion of our Blockchain Integrated Framework, or BIF, for retail business.

In December 2020, we completed an offering of shares of our common stock together with warrants which resulted in gross proceeds of $7.0 million. In February 2021, we completed an additional offering of shares of common stock and a concurrent private placement of warrants to purchase common stock which results in gross proceeds of $18.7 million.

With further enhancement of technology on both blockchain development and internet traffic and data analytics for the implementation of BOSE, in January and February 2021, we have initiated and executed a series of partnerships and cooperation to execute our business plans on building up BOSE to capture the business opportunity with the opening of our live steaming platform. Our preliminary business plans include: connecting BOSE to Enterprise Wechat and CRM SaaS for consolidating and accumulating behavior data in social media; enhancing online branding and management service and aggregating more efficient ROI and cost-effective advertising and marketing services to our clients; offering services for the supply chain finance with the focus on the target audiences of KOLs and O2O e-commerce merchants, with options and selections of digital assets, and adopting crypto payment gateways with licensed partners; utilizing upgraded decentralized financial technology and building Defi service on BIF platform for intellectual property rights with expansion of the BIF technology on blockchain mining.

Revenues

	For the Year Ended December 31,
	2020	2019	% Change
- Internet advertising and related data service	8,421	14,807	-43.1%
- Distribution of the right to use search engine marketing service	25,997	41,361	-37.1%
- Data and technical services	1,200	710	69.0%
Internet advertising and related services	35,618	56,878	-37.4%
Ecommerce O2O advertisement and marketing services	1,545	--	NM
Technical solution services	1,245	--	NM
Software sales	--	1,202	-100.0%
Total revenues	38,408	58,080	-33.9%

For the year ended December 31, 2020, revenues decreased by $19.67 million, or 33.9%, to $38.41 million from $58.08 million for the prior year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first fiscal quarter and the slow recovery in the subsequent fiscal quarters of 2020.

Cost of revenues

	For the Year Ended December 31,
	2020	2019	% Change
- Internet advertising and related data service	6,688	13,802	-51.5%
- Distribution of the right to use search engine marketing service	27,950	38,775	-27.9%
- Data and technical services	1,062	5	21140.0%
Internet advertising and related services	35,700	52,582	-32.1%
Ecommerce O2O advertisement and marketing services	1,500	--	NM
Technical solution services	576	--	NM
Total cost of revenues	37,776	52,582	-28.2%

For the year ended December 31, 2020, cost of revenues decreased by $14.81 million, or 28.2%, to $37.78 million from $52.58 million for the prior year, which was primarily due to the decrease in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines and cost related to providing Internet advertising services on our ad portals, which was in line with the decrease in the related revenues.

Gross profit and gross margin

Gross profit decreased by $4.87 million, or 88.5%, to $0.63 million for the year ended December 31, 2020 from $5.50 million for the prior year, as a result of the gross loss of our distribution of the right to use search engine marketing service and partially offset by and the increase in gross profit generated from our Internet advertising service, Ecommerce O2O advertising and marketing services and technical solution services during the year of 2020.

Overall gross margin was 1.6% for the year ended December 31, 2020, compared to 9.5% for the prior year.

Operating expenses

Sales and marketing expenses decreased by $0.18 million, or 33.1%, to $0.36 million for the year ended December 31, 2020 from $0.54 million for the prior year. The changes in sales and marketing expenses was mainly attributable to the following reasons: (1) staff salary and benefit expenses, performance based bonus and general departmental expenses decreased by approximately US$0.30 million, due to office shutdown during the first fiscal quarter of 2020, resulted from the COVID-19 outbreak, and slow recovery of business performance after the outbreak in the following quarters of 2020; and (2) the increase in share-based compensation expenses of approximately US$0.12 million, related to restricted shares granted and issued to our sales staff in fiscal 2020.

General and administrative expenses decreased by $0.34 million, or 6.0%, to $5.43 million for the year ended December 31, 2020 from $5.78 million for the prior year. The changes in general and administrative expenses was mainly attributable to the following reasons: (1) the increase in share-based compensation expenses of approximately US$1.49 million, due to restricted shares granted and issued in fiscal 2020; (2) the decrease in allowance for doubtful accounts of approximately US$1.50 million; and (3) the decrease in general departmental expenses of approximately US$0.33 million, due to office shutdown during the first fiscal quarter of 2020, and cost reduction plan executed by management after the COVID-19 outbreak.

Research and development expenses decreased by $0.33 million, or 38.0%, to $0.54 million for the year ended December 31, 2020 from $0.87 million for the prior year. Research and development expenses accounted for 1.4% of total revenues for the year ended December 31, 2020, compared to 1.5% for the prior year.

Operating loss

Loss from operations increased by $4.01 million, or 237.7%, to $5.70 million for the year ended December 31, 2020 from $1.69 million for the prior year. Operating loss margin was 14.8% for the year ended December 31, 2020, compared to 2.9% for the prior year.

Other income (expense), net

Total other income was $0.62 for the year ended December 31, 2020, compared to $0.47 million for the prior year, which was primarily related to change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

As a result of the foregoing, net loss attributable to CNET was $5.22 million, or loss per share of $0.24, for the year ended December 31, 2020. This compared to net loss attributable to CNET of $1.26 million, or loss per share of $0.07, for the prior year.

Financial Condition

As of December 31, 2020, the Company had cash and cash equivalents of $4.30 million, compared to $1.60 million as of December 31, 2019. Accounts receivable, net was $2.41 million as of December 31, 2020, compared to $3.26 million as of December 31, 2019. Working capital was $4.86 million as of December 31, 2020, compared to $4.92 million as of December 31, 2019.

Net cash provided by operating activities was $0.33 million for the year ended December 31, 2020, compared to net cash used in operating activities of $4.31 million for the prior year. Net cash used in investing activities was $3.47 million for the year ended December 31, 2020, compared to $2.16 million for the prior year. Net cash provided by financing activities was $5.82 million for the year ended December 31, 2020, compared to $4.35 million for the prior year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers Internet advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for general public, enterprise clients, and government agencies. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies will be those anticipated by ZW Data Action Technologies. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2020	2019
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$4,297	$1,603
Accounts receivable, net of allowance for doubtful accounts of $4,247 and $3,148, respectively	2,407	3,260
Prepayment and deposit to suppliers	4,657	6,980
Due from related parties, net	61	81
Other current assets, net	1,462	11
Total current assets	12,884	11,935

Long-term investments	67	35
Operating lease right-of-use assets	48	12
Property and equipment, net	60	78
Intangible assets, net	2,557	1,899
Blockchain platform applications development costs	4,406	3,879
Long-term prepayments	39	-
Deferred tax assets, net	606	713
Total Assets	$20,667	$18,551

Liabilities and Equity
Current liabilities:
Short-term bank loan	$-	$430
Accounts payable	608	408
Advances from customers	1,436	2,006
Accrued payroll and other accruals *	489	491
Taxes payable	3,430	3,214
Operating lease liabilities	18	-
Lease payment liabilities related to short-term leases	203	136
Other current liabilities	333	221
Warrant liabilities	1,505	107
Total current liabilities	8,022	7,013

Long-term liabilities:
Operating lease liabilities-Non current	32	-
Long-term borrowing from a director	134	125
Total Liabilities	8,188	7,138

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 26,062,915 shares and 19,629,403 shares at December 31, 2020 and 2019, respectively)	26	20
Additional paid-in capital	49,772	43,111
Statutory reserves	2,598	2,607
Accumulated deficit	(40,980)	(35,773)
Accumulated other comprehensive income	1,129	1,505
Total ZW Data Action Technologies Inc.’s stockholders’ equity	12,545	11,470

Noncontrolling interests	(66)	(57)
Total equity	12,479	11,413

Total Liabilities and Equity	$20,667	$18,551

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2020	2019
	(US $)	(US $)

Revenues
From unrelated parties	$38,390	$57,181
From related parties	18	899
Total revenues	38,408	58,080
Cost of revenues	37,776	52,582
Gross profit	632	5,498

Operating expenses
Sales and marketing expenses	361	540
General and administrative expenses	5,433	5,777
Research and development expenses	539	869
Total operating expenses	6,333	7,186

Loss from operations	(5,701)	(1,688)

Other income/(expenses)
Change in fair value of warrant liabilities	653	499
Interest income/(expense), net	1	(35)
Other (expenses)/income, net	(31)	3
Total other income	623	467

Loss before income tax expense and noncontrolling interests	(5,078)	(1,221)
Income tax expense	(143)	(49)
Net loss	(5,221)	(1,270)
Net loss attributable to noncontrolling interests	5	9
Net loss attributable to ZW Data Action Technologies Inc.	$(5,216)	$(1,261)

Net loss	$(5,221)	$(1,270)
Foreign currency translation (loss)/gain	(380)	49
Comprehensive loss	$(5,601)	$(1,221)
Comprehensive loss attributable to noncontrolling interests	9	8
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(5,592)	$(1,213)

Loss per share
Loss per common share
Basic and diluted	$(0.24)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	21,602,107	17,130,335

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2020	2019
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(5,221)	$(1,270)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	856	170
Amortization of operating lease right-of-use assets	13	90
Loss on disposal of fixed assets	11	-
Share-based compensation expenses	2,152	393
Provision of allowances for doubtful accounts	833	2,335
Change in fair value of warrant liabilities	(653)	(499)
Deferred taxes	143	(168)
Changes in operating assets and liabilities
Accounts receivable	116	699
Prepayment and deposit to suppliers	2,804	(5,221)
Due from related parties	24	145
Other current assets	(6)	7
Accounts payable	180	(2,441)
Advances from customers	(671)	973
Accrued payroll and other accruals	(16)	(27)
Other current liabilities	(299)	110
Taxes payable	14	265
Prepaid lease payment	(9)	(10)
Operating lease liabilities	1	-
Lease payment liability related to short-term leases	54	138
Net cash provided by/(used in) operating activities	326	(4,311)

Cash flows from investing activities
Proceeds from disposal of fixed assets	3	-
Investment to investee entities	(28)	(36)
Short-term loan to unrelated parties	(1,444)	-
Payment for blockchain platform applications development costs	(503)	(160)
Payment for purchase of software technology and other intangible assets	(1,500)	(1,962)
Net cash used in investing activities	(3,472)	(2,158)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants (net of cash offering cost of $750 and $15, respectively)	6,250	4,787
Proceeds from short-term bank loan	-	435
Repayment of short-term bank loan	(435)	(870)
Net cash provided by financing activities	5,815	4,352

Effect of exchange rate fluctuation on cash and cash equivalents	25	(22)

Net increase/(decrease) in cash and cash equivalents	2,694	(2,139)

Cash and cash equivalents at beginning of the year	1,603	3,742
Cash and cash equivalents at end of the year	$4,297	$1,603